Exhibit 99.1

TPI Reports Third Quarter Fiscal Year 2012 Financial Results

CHENGDU, China, May 15, 2012 -- Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for the third quarter of fiscal year 2012.

Third Quarter Fiscal Year 2012 Ended March 31, 2012 Financial Highlights:

•	3Q FY2012 revenue delivered $14.4 million compared with $24.9 million in 3Q FY2011,
•	Operating income delivered $1.3 million, compared with $5.0 million in 3Q FY2011,
•	Net Income was $0.9 million compared with $4.1 million in 3Q FY2011,
•	Earnings per share of $0.03 per basic share, or $0.03 per diluted share, compared with $0.14 per basic share, or $0.14 per diluted share in 3Q FY2011,
•	Cash and cash equivalents totaled $29.9 million on March 31, 2012,
•	Operating cash flow for the nine months ended March 31, 2012 was $4.8 million, compared with $12.2 million for the nine months ended March 31, 2011.

Comparison of results for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
	(In millions)
Sales	$14.4	$24.9
Cost of sales	$9.5	$14.0
Gross profit	$4.8	$10.8
Total operating expenses	$3.5	$5.8
Provision for income taxes	$0.4	$1.3
Net income	$0.9	$4.1	*
Less: Net (loss) attributable to noncontrolling interest	$(0.0)	$(0.0)
Foreign currency translation adjustment	$0.8	$0.5
Comprehensive income	$1.7	$4.5	*

* Net income and comprehensive net income includes a $0.35 million non-cash gain due to the change in the fair value of our warrants liability.

Sales for the quarter ended March 31, 2012 was $14.4 million, a decrease of 40.6% as compared to $24.9 million for the quarter ended March 31, 2011. The decrease was predominately due to 1) competitive industry with wide generic pricing pressure, 2) restrictive government policies to prioritize the Essential Drug List (EDL) drug sales that simultaneously reduce and negatively impact the sales and margins of our higher margined generic pharmaceuticals, 3) seasonality from the Chinese New Year, which negatively effected sales in the period, and 4) during the prior period, a rise in demand as a result of inventory accumulation by our sales channels prior to the enforcement of healthcare reform polices a year earlier.

For the remainder of fiscal 2012, we expect our generic portfolio and our TMT distributions to continue witness flat to slightly rising growth as a result of the current pricing restrictions from the healthcare reform policies.

Our Jiangchuan macrolide (JCM) facility has begun the ramp up of the production capacity after initial readjustment of the production efficiency during the third quarter of fiscal 2012. We project for the fourth quarter fiscal 2012, JCM facility to reach approximately 50% production capacity or 10 tons per month. We further expect that JCM facility to increase its capacity to 80% by the end of 2012 or close to 200 tons annual capacity.

Our top five product sales are: Gingko mihuan oral liquid (GMOL): $2.6 million; Apu Shuanxin benorylate granules (APU): $0.90 million; Azithromycin tablets (AZI): $0.52 million; Xuelian Chongcao oral liquid (XLCC): $0.65 million; and Qingre Jiedu oral liquid (QR): $0.40 million. These products totaled $5.1 million in sales, representing 35% of the quarterly revenue.

Cost of Sales for the quarter ended March 31, 2012 was $9.5 million or 66.5% of sales, as compared to $14.0 million or 56.4% of sales for the quarter ended March 31, 2011. The percentage increase in our cost of sales from the previous period was mainly due to: 1) generic pricing pressure, 2) an increase as a total percentage of sales from the TMT distribution business, which amounted to $3.2 million at 10% gross margin.

Gross Margin for the quarter ended March 31, 2012 was 33.5% as compared to 43.6% for the quarter ended March 31, 2011. Our organic product portfolio delivered 41.1% gross margins, or 10.3% lower than our 51.4% for the respective prior period.  As a result of a mix of the lower margin distribution revenue and gross margin reduction under the current pricing environment, we expect that our overall gross margin in the near term, on a quarter to quarter comparison basis, may trend lower, but on a sequential basis may stabilize depending upon the revenue mix of our TMT revenue and JCM revenue as compared to the proprietary portfolio's revenue performance.

Operating Expenses were $3.5 million for the quarter ended March 31, 2012, as compared to $5.8 million for the quarter ended March 31, 2011. The decrease in operating expenses is mainly associated with the lower sales and marketing costs.

Net Income was $0.9 million for the quarter ended March 31, 2012, as compared to net income of $4.1 million which includes $0.35 million non-cash gain due to the gain in fair value of warrants liability for the quarter ended March 31, 2011, a decrease of $3.1 million. Net profit margins for the three months ended March 31, 2012 decreased to 6.2% from 14.9% for the three months ended March 31, 2011. This is a result of the sales decrease along with the gross margin compression during the quarter.

Diluted earnings per share for the quarter ended March 31, 2012 were $0.03 based on 29.2 million shares compared with the earnings of $0.14 per diluted share for the quarter ended March 31, 2011, based on 29.8 million shares.

Balance Sheet and Cash Flow

As of March 31, 2012, we had cash and cash equivalents of $29.9 million. Net cash generated from operating activities was $4.8 million for the nine months ended March 31, 2012, compared with $12.2 million operating cash flow for the nine months ended March 31, 2011. The Days Sale Outstanding (DSO) for the quarter was 24.5 days improving from 38.7 days for the quarter ended March 31, 2011. We believe that TPI is adequately funded to meet all of the working capital and capital expenditure needs for fiscal 2012.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product Gingko Mihuan Oral Liquid (GMOL, SFDA certification number: H20013079; patent number: 20061007800225) contributes to more than 30% of our total revenue. Clinical application and information gathered from our physicians showed that in addition to our approved indication for the usage of GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes, Off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity and mechanisms of these observations are being investigated in a number of hospitals.

Under the ongoing healthcare reform policy that favors the sale of EDL drugs in China, the national or provincial EDL listing could substantially support the market development of these products. Recently, GMOL has been selected as an EDL drug in both Henan and Shandong province (with a combined population of approximately 200 million) EDL provincial supplementary lists. The EDL status grants a full insurance coverage or 100% government reimbursement for patients.

Jiangchuan Macrolide Project (JCM)

TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, following a series of the internal quality assessment and the environmental safety and impact assessment, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. The JCM underwent efficiency improvement and calibration for large scale production for the initial three months of operation. TPI targets 80% production capacity by the end of June 2012. TPI will utilize about 40% of the Azithromycin raw material manufactured from JCM.

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. We have obtained one-year distribution rights from Jiangsu Lianshui Pharmaceutical ("Lianshui") to distribute approximately 15 Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $3-5 million sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for particular industries such as automobile, biotechnologies, pharmaceuticals and chemical engineering. As a consequence, TPI's current manufacturing facility at the Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for use by the pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company's recently completed JCM facility. The proposed relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

The QLF is estimated to be 80 mu or 53,000 sqm. Both pre-extraction plant and the formulation plant are to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI's facilities. The re-location and construction cost is estimated at $25 million for Phase I which, when completed in the end of calendar year 2012, will expand the current capacity by 30%. For Phase II of the QLF project, an additional $10 million in capital investment may be made to double the current capacity by calendar year 2013 if the Company determines the demand is required.

In early February 2012 after an initial planning stage, our QLF relocation project officially began. Our pre-extraction plant will be relocated during Phase I of the QLF project.

Fiscal Year 2012 Financial Guidance

As a result of the current pricing restriction by the healthcare reform policies of the government along with the rippling effect of the highly competitive market environment for our generic portfolio, we revised our fiscal 2012 revenue guidance from $100 million to $66 million and our net income guidance from $10 million to $6.5 million. Our revised estimated projection is based upon several factors including but not limited to the following:

1.	A delay in our JCM revenue ramp up estimated to occur in the second half of 2012;
2.
Reduced generic sales as a result of pricing restrictions and healthcare reform policies recently undertaken by the government that was only partially offset from the steady revenue stream of our flagship product portfolio;

3.	Flat but steady TMT distribution revenue.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the third quarter of fiscal year 2012 ending March 31, 2012 is to be held at 9:00 a.m. ET on Tuesday, May 15, 2012.

Interested parties may access the call by dialing +1-877-941-1428 (U.S.), 1-480-629-9665 (International)

The conference ID is 4537560. It is advisable to dial in approximately 5 minutes prior to the start of the call.

A replay will be available by calling +1-877-870-5176 (U.S.), 1-858-384-5517 (International), from 5/15/2012 at 12:00 noon ET till 5/29/2012 at 11:59 pm ET,

Replay Pin Number:  4537560

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://viavid.net/dce.aspx?sid=00009773

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI's pipeline targets various high incidence healthcare indications.

For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact: ir@tpi.asia Web:   http://www.tianyinpharma.com Tel:  +86-28-8551-6696 (Chengdu, China) +86 134-36-550011 (China) Address: 23rd Floor Unionsun Yangkuo Plaza No. 2, Block 3, South Renmin Road Chengdu, 610041 China

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Balance Sheets

	March 31,	June 30,
	2012	2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$29,860,200	$31,724,906
Restricted cash	4,324,958	-
Accounts receivable, net of allowance for doubtful accounts of $141,951
and $510,903 at March 31, 2012 and June 30, 2011, respectively	10,097,111	9,036,030
Inventory	6,298,927	4,932,353
Advance payments	-	1,639,820
Other current assets	280,153	62,951
Total current assets	50,861,349	47,396,060

Property and equipment, net	30,171,910	27,465,915

Intangibles, net	17,845,570	15,339,194

Total assets	$98,878,829	$90,201,169

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,047,317	$2,063,792
Accounts payable – construction related	1,333,040	1,824,067
Short-term bank loans	4,435,854	2,784,600
Trade notes payable	2,376,351	-
VAT tax payable	106,733	674,974
Income tax payable	307,769	930,418
Other taxes payable	63,056	124,154
Other current liabilities	502,627	519,602
Total current liabilities	11,172,747	8,921,607

Total liabilities	11,172,747	8,921,607

Equity
Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,	29,446	29,396
29,332,791 and 29,396,276 shares issued and outstanding at March 31, 2012 and June 30, 2011
Additional paid-in capital	30,104,903	30,065,452
Treasury stock	(135,925)	(111,587)
Statutory reserve	5,409,764	5,409,764
Retained earnings	43,530,000	39,374,018
Accumulated other comprehensive income	8,183,151	6,077,299
Total stockholders' equity	87,121,339	80,844,342

Noncontrolling interest	584,743	435,220

Total equity	87,706,082	81,279,562

Total liabilities and equity	$98,878,829	$90,201,169

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Sales	$14,358,800	$24,880,980	$50,124,079	$72,165,647

Cost of sales	9,541,553	14,044,670	33,365,481	39,183,982

Gross profit	4,817,247	10,836,310	16,758,598	32,981,665

Operating expenses:
Selling expenses	2,329,116	4,553,986	7,608,072	12,923,985
General and administrative expenses	973,947	963,679	3,015,108	4,328,324
Research and development	222,047	286,020	643,546	802,696
Total operating expenses	3,525,110	5,803,667	11,266,726	18,055,005

Income from operations	1,292,137	5,032,643	5,491,872	14,926,660

Other income (expenses):
Interest income	55,998	33,083	134,205	90,681
Interest expense	(81,956)	(29,791)	(214,731)	(72,599)
Change in fair value of warrants liability	-	345,147	-	1,627,551
Gain on disposal of fixed assets	-	-	229,177	-
Other income (expenses)	(4,727)	-	(14,627)	-
Total other income (expenses)	(30,685)	348,439	134,024	1,645,633

Income before provision for income tax	1,261,452	5,381,082	5,625,896	16,572,293

Provision for income tax	368,338	1,323,665	1,543,995	3,171,172

Net income	893,114	4,057,417	4,081,901	13,401,121

Less: Net loss attributable to
noncontrolling interest	(23)	(4,492)	(74,081)	(21,121)

Net income attributable to Tianyin
Pharmaceutical Co., Inc.	$893,137	$4,061,909	$4,155,982	$13,422,242

Basic earnings per share	$0.03	$0.14	$0.14	$0.47
Diluted earnings per share	$0.03	$0.14	$0.14	$0.45

Weighted average number of common shares outstanding
Basic	29,294,879	28,218,732	29,300,266	28,031,064
Diluted	29,294,879	29,822,596	29,300,266	30,062,270

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net income	$893,114	$4,057,417	$4,081,901	$13,401,121

Other comprehensive income
Foreign currency translation adjustment	814,414	484,258	2,329,456	2,251,109

Comprehensive income	$1,707,528	4,541,675	6,411,357	15,652,230

Less: comprehensive income (loss) attributable
to noncontrolling interest	(35,856)	106,872	149,523	496,634

Comprehensive income attributable to
Tianyin Pharmaceutical Co., Inc.	$1,743,384	$4,434,803	$6,261,834	$15,155,596

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Cash Flows
(Unaudited)
	For the Nine Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net Income	$4,081,901	$13,401,121
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	851,358	893,896
Bad debt expense	43,907	-
Gain on disposal of fixed assets	(216,956)	-
Change in fair value of warrants	-	(1,627,551)
Share-based payments	39,501	1,913,453
Changes in current assets and current liabilities:
Accounts receivable	(868,875)	(1,235,887)
Inventory	(1,240,194)	(1,682,777)
Advance payments	1,668,970	-
Other current assets	(228,829)	46,400
Accounts payable and accrued expenses	(57,186)	(267,848)
Accounts payable – construction related	(531,643)	280,295
Trade notes payable	2,361,750	-
VAT tax payable	(580,896)	36,038
Income tax payable	(641,079)	433,118
Other taxes payable	(63,693)	164,187
Dividends payable	-	(18,138)
Other current liabilities	(29,299)	(131,682)
Total adjustments	506,836	(1,196,496)

Net cash provided by operating activities	4,588,737	12,204,625

Cash flows from investing activities:
Addition to property and equipment	(2,733,195)	(10,317,824)
Proceeds from disposal of fixed assets	544,440	-
Additions to intangible assets – land use right	(1,830,570)	-
Additions to intangible assets – approved drugs	(771,505)	-
Loans receivable	-	300,300

Net cash used in investing activities	(4,790,830)	(10,017,524)

Cash flows from financing activities:
Restricted cash	(4,298,385)	-
Proceeds from short-term bank loans	4,408,600	1,201,200
Repayments of short-term bank loans	(2,834,100)	-
Treasury stock	(24,338)	-
Dividends paid	-	(54,857)

Net cash provided by (used in) financing activities	(2,748,223)	1,146,343

Effect of foreign currency translation on cash	1,085,610	724,417

Net increase (decrease) in cash and cash equivalents	(1,864,706)	4,057,861

Cash and cash equivalents – beginning	31,724,906	27,009,066

Cash and cash equivalents – ending	$29,860,200	$31,066,927

Supplemental disclosures of cash flow information
Cash paid for interest	$214,731	$72,599
Cash paid for income taxes	$2,166,644	$2,699,112

SOURCE Tianyin Pharmaceutical Co., Inc.